Exhibit 99.1

News Release

Sunoco Logistics Partners L.P. 1735 Market Street Philadelphia, Pa. 19103-7583

For further information contact: Jerry Davis (media) 215-977-6298 Neal Murphy (investors) 866-248-4344	For release: 5:00 p.m. January 23, 2008

No. 3

SUNOCO LOGISTICS PARTNERS L.P. REPORTS RECORD RESULTS FOR 2007 AND

DECLARES FOURTH QUARTER DISTRIBUTION

PHILADELPHIA, January 23, 2008 – Sunoco Logistics Partners L.P. (NYSE: SXL) today announced net income for the fourth quarter ended December 31, 2007 of $35.8 million, or $0.94 per limited partner unit on a diluted basis, compared with $27.9 million, or $0.80 per limited partner unit on a diluted basis, for the fourth quarter ended December 31, 2006, an increase of 17.5 percent. Operating income for the fourth quarter ended December 31, 2007 increased by $8.6 million or 24 percent from the prior year’s fourth quarter primarily due to continued strong demand across our operating segments. Net income increased $7.9 million from higher operating income, partially offset by increased interest expense of $0.7 million attributable to the Partnership’s organic growth program and the 2007 acquisition of a 50 percent interest in a refined products terminal in Syracuse, New York.

For the twelve months ended December 31, 2007, net income increased by $30.6 million to a record $120.9 million compared to $90.3 million for the twelve months ended December 31, 2006. Operating income for the twelve months ended December 31, 2007 increased by $38.0 million or 32 percent to $156.2 million. The primary drivers for the increase were strong performance in our Terminal Facilities and Western Pipeline segments, the August 2006 acquisition of an equity interest in the Mid-Valley Pipeline Company, and the March 2006 acquisitions of the Kilgore and Millennium pipelines. The increase in net income resulted from higher operating income, partially offset by higher interest expense related to the Partnership’s organic growth program, and 2006 and 2007 acquisitions.

Sunoco Partners LLC, the general partner of Sunoco Logistics Partners L.P., declared a cash distribution for the fourth quarter of 2007 of $0.87 per common partnership unit ($3.48 annualized) payable February 14, 2008 to unit holders of record on February 7, 2008.

“2007 represented our sixth year as an independent business, and we are pleased to see the efforts of the entire organization translate to a record earnings year,” said Deborah M. Fretz, President and Chief Executive Officer. “Strong fourth quarter financial performance driven by continued volume growth and margin expansion provides positive momentum into 2008. We are confident that our continued focus on organic growth investments, asset utilization and new market opportunities will enable strong forward growth in cash flow. As a result, we increased the distribution to our unit holders by $0.08 from $3.40 per unit to $3.48 per unit, which represents the eighteenth distribution increase in the past nineteen quarters, a 7.1 percent increase over the fourth quarter of 2006.”

Segmented Fourth Quarter Results

Eastern Pipeline System

Operating income for the Eastern Pipeline System increased $2.8 million to $14.2 million for the fourth quarter ended December 31, 2007 compared to $11.4 million for the prior year’s quarter. Sales and other operating revenue increased by $3.1 million to $31.5 million due to an increase in total shipments on the Marysville, Michigan to Toledo, Ohio crude oil pipeline which was expanded in the fourth quarter of 2006 and, in the aggregate, higher volumes and fees across our refined products pipelines. Other income increased $0.5 million compared to the prior year’s quarter due primarily to an increase in equity income associated with the Partnership’s joint venture interests. Selling, general and administrative expenses increased for the fourth quarter of 2007 due primarily to a decrease in capitalized engineering costs.

Terminal Facilities

Operating income for the Terminal Facilities segment increased $2.1 million to $12.3 million for the fourth quarter ended December 31, 2007 compared to $10.2 million for the prior year’s quarter. Total revenues increased $5.5 million to $37.6 million due primarily to increased throughput at our Nederland crude oil terminal and our refined product terminals as well as higher refined product additive fees. Cost of products sold and operating expenses increased $3.5 million for the fourth quarter of 2007 to $17.4 million due largely to increased maintenance activity and costs associated with the purchase of product additives.

Western Pipeline System

Operating income for the Western Pipeline System increased $3.8 million to $18.1 million for the fourth quarter of 2007 compared to $14.3 million for the prior year quarter due to continued asset utilization improvement which was partially offset by lower lease acquisition results stemming from a favorable contango market structure in the fourth quarter of 2006. Our Mid-Valley Pipeline Company equity interest also contributed to increased profitability.

Higher crude oil prices were a key driver of the increase in total revenue, cost of products sold and operating expenses from the prior year’s quarter which was partially offset by lower volume. The average price of West Texas Intermediate crude oil at Cushing, Oklahoma increased to $90.63 per barrel for the fourth quarter of 2007 from $60.22 per barrel for the fourth quarter of 2006. Selling, general and administrative expenses decreased $0.5 million for the fourth quarter of 2007 due primarily to an increase in capitalized engineering costs associated with the Partnership’s organic growth program.

Segmented Twelve Month Results

Eastern Pipeline System

Operating income for the Eastern Pipeline System increased $5.2 million to $49.4 million for the twelve months ended December 31, 2007 compared to $44.2 million for the prior year. Sales and other operating revenue increased by $11.7 million to $117.3 million due to increased shipments on the expanded Marysville crude oil line, and in the aggregate, higher volumes and fees across our refined products pipelines. A $2.7 million increase in other income was related to an increase in equity income associated with the Partnership’s joint venture interests. Operating expenses increased by $6.8 million due to higher maintenance activity, additional utility expense related to higher throughput, and environmental charges due to third party contractor pipeline damage, partially offset by an increase in product operating gains. A $2.9 million increase in selling, general and administrative expenses was largely associated with a decrease in capitalized engineering costs and higher employee costs.

Terminal Facilities

Operating income for the Terminal Facilities segment increased by $13.6 million to $52.7 million for the twelve months ended December 31, 2007 compared to $39.1 million for the prior year. Total revenue increased $18.3 million to $141.6 million due primarily to increased throughput at the Partnership’s Nederland crude oil terminal and refined product terminals as well as higher refined product additive fees. Cost of products sold and operating expenses increased $4.1 million for the twelve months ended December 31, 2007 to $57.5 million primarily due to increased maintenance activity and costs associated with the purchase of product additives. The increase in selling, general and administrative expense of $0.7 million was largely due to higher employee costs and was partially offset by an insurance recovery related to the 2005 hurricane loss.

Western Pipeline System

Operating income for the Western Pipeline System increased $19.3 million to $54.1 million for the twelve months ended December 31, 2007 compared to $34.8 million for prior year. The increase resulted from improved asset utilization and higher crude oil pipeline volume from the 2006 acquisitions previously mentioned. Total revenue, cost of products sold and operating expenses increased compared with the twelve months ended December 31, 2006 due principally to higher crude prices and an increase in bulk purchase and sale activity. The average price of West Texas Intermediate crude oil at Cushing, Oklahoma increased to $72.40 per barrel for the twelve months ended December 31, 2007 from $66.25 per barrel for the twelve months ended December 31, 2006. Operating expenses were higher as a result of increased costs associated with operating the assets acquired in 2006. Selling, general and administrative expenses decreased $3.1 million from 2006 due primarily to the Western Area office relocation which was completed during the first quarter of 2006 and an increase in capitalized engineering costs associated with the Partnership’s organic growth program. Depreciation and amortization expense increased $1.1 million during the twelve months ended December 31, 2007 to $12.8 million as a result of 2006 acquisitions.

Other Analysis

Financing Costs

Net interest expense increased $7.4 million for the twelve months ended December 31, 2007, compared to the prior year. The increase was due primarily to financing the Partnership’s organic growth program, the previously mentioned acquisitions and higher inventory levels. At December 31, 2007, the Partnership had total debt outstanding of $515.1 million, which consisted of $424.1 million of Senior Notes and $91.0 million of borrowings under the Partnership’s credit facility.

Capital Expenditures

Maintenance capital expenditures for the twelve months ended December 31, 2007 were $25.0 million, which were in line with spending for 2006.

Expansion capital expenditures decreased by $114.4 million to $94.7 million for the twelve months ended December 31, 2007. Expansion capital for 2006 included the acquisition of the Millennium and Kilgore pipelines, the Amdel pipeline and the equity interest in the Mid-Valley Pipeline Company for approximately $121.4 million. Expansion capital for 2007 includes the construction in progress in connection with the Partnership’s agreement with Motiva Enterprises LLC of three crude oil storage tanks at its Nederland Terminal and a crude oil pipeline from Nederland to Motiva’s Port Arthur, Texas refinery. Expansion capital also includes the construction of seven additional new crude oil storage tanks at Nederland, four of which were placed into service in 2007. These seven crude oil storage tanks will have a total capacity of approximately 4.2 million shell barrels. Also impacting expansion capital were additional pipeline connections in the Western Pipeline System and the second quarter of 2007 acquisition of a 50 percent interest in the Syracuse, New York refined products terminal.

We have been running an open season to determine refiner interest in a new crude oil pipeline from the Nederland Terminal to refining centers in Lake Charles, Louisiana. At this point in time we do not have sufficient definitive interest to move the project ahead. We will continue to evaluate potential alternatives.

Sunoco Logistics Partners L.P.

Financial Highlights

(in thousands, except units and per unit amounts)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
Income Statement
Sales and other operating revenue	$2,261,390	$1,481,126	$7,377,455	$5,837,235
Other income	7,256	5,771	28,381	17,315

Total Revenue	2,268,646	1,486,897	7,405,836	5,854,550

Cost of products sold and operating expenses	2,200,840	1,427,742	7,156,142	5,644,021
Depreciation and amortization	9,474	9,413	37,341	36,649
Selling, general and administrative expenses	13,781	13,770	56,198	55,686

Total costs and expenses	2,224,095	1,450,925	7,249,681	5,736,356

Operating income	44,551	35,972	156,155	118,194
Interest cost and debt expense, net	9,720	8,591	38,699	30,858
Capitalized interest	(969)	(540)	(3,419)	(3,005)

Net Income	$35,800	$27,921	$120,875	$90,341

Calculation of Limited Partners’ interest:
Net Income	$35,800	$27,921	$120,875	$90,341
Less: General Partner’s interest	(8,826)	(4,902)	(24,139)	(11,166)

Limited Partners’ interest in Net Income	$26,974	$23,019	$96,736	$79,175

Net Income per Limited Partner unit
Basic	$0.94	$0.81	$3.38	$2.87

Diluted	$0.94	$0.80	$3.37	$2.85

Weighted average Limited Partners’ units outstanding:
Basic	28,586,280	28,535,870	28,581,032	27,608,565

Diluted	28,750,475	28,677,130	28,729,153	27,738,016

Capital Expenditure Data:
Maintenance capital expenditures	$10,384	$12,990	$24,946	$29,872
Expansion capital expenditures	22,138	21,022	$94,666	209,135

Total	$32,522	$34,012	$119,612	$239,007

	Dec. 31, 2007	Dec. 31, 2006
Balance Sheet Data (at period end):
Cash and cash equivalents	$2,000	$9,412
Total Debt	515,104	491,910
Total Partners’ Capital	591,045	582,911

Sunoco Logistics Partners L.P.

Earnings Contribution by Business Segment

(in thousands, unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
Eastern Pipeline System:
Sales and other operating revenue	$31,467	$28,371	$117,341	$105,636
Other income	3,484	2,983	13,932	11,201

Total Revenue	34,951	31,354	131,273	116,837

Operating expenses	13,224	13,309	52,298	45,516
Depreciation and amortization	2,350	2,133	9,165	9,550
Selling, general and administrative expenses	5,198	4,483	20,404	17,532

Operating Income	$14,179	$11,429	$49,406	$44,239

Terminal Facilities:
Total Revenue	$37,550	$32,125	$141,583	$123,279

Cost of products sold and operating expenses	17,367	13,862	57,528	53,427
Depreciation and amortization	3,970	3,987	15,338	15,364
Selling, general and administrative expenses	3,891	4,078	16,049	15,348

Operating Income	$12,322	$10,198	$52,668	$39,140

Western Pipeline System:
Sales and other operating revenue	$2,192,340	$1,420,660	$7,118,492	$5,608,357
Other income	3,805	2,758	14,488	6,077

Total Revenue	2,196,145	1,423,418	7,132,980	5,614,434

Cost of products sold and operating expenses	2,170,249	1,400,571	7,046,316	5,545,078
Depreciation and amortization	3,154	3,293	12,838	11,735
Selling, general and administrative expenses	4,692	5,209	19,745	22,806

Operating Income	$18,050	$14,345	$54,081	$34,815

Sunoco Logistics Partners L.P.

Operating Highlights

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
Eastern Pipeline System: (1)
Total shipments (barrel miles per day) (2)	68,455,131	66,242,310	65,736,878	61,763,923
Revenue per barrel mile (cents)	0.500	0.466	0.489	0.469

Terminal Facilities:
Terminal throughput (bpd):
Refined product terminals (3)	437,098	399,794	433,797	391,718
Nederland terminal	466,261	428,783	507,312	461,943
Refinery terminals (4)	725,054	685,598	695,868	687,809

Western Pipeline System: (1)(5)
Crude oil pipeline throughput (bpd)	512,165	532,642	527,491	526,014
Crude oil purchases at wellhead (bpd)	169,539	190,902	177,981	191,644
Gross margin per barrel of pipeline throughput (cents) (6)	40.2	34.3	30.8	26.9

(1)	Excludes amounts attributable to equity ownership interests in corporate joint ventures.
(2)	Represents total average daily pipeline throughput multiplied by the number of miles of pipeline through which each barrel has been shipped.
(3)	Includes results from the Partnership’s purchase of a 50% undivided interest in a refined products terminal in Syracuse, New York in June 2007.
(4)	Consists of the Partnership’s Fort Mifflin Terminal Complex, the Marcus Hook Tank Farm and the Eagle Point Dock.
(5)	Includes results from the Partnership’s purchases of an undivided joint interest in the Mesa Pipe Line system, the Corsicana to Wichita Falls, Texas pipeline system, the Millennium and Kilgore pipeline system and the Amdel pipeline system from acquisition dates.
(6)	Represents total segment sales and other operating revenue minus cost of products sold and operating expenses and depreciation and amortization divided by crude oil pipeline throughput.

An investor call with management regarding our fourth-quarter results is scheduled for Thursday morning, January 24 at 9:30 am EDT. Those wishing to listen can access the call by dialing (USA toll free) 1-877-297-3442; International (USA toll) 1-706-643-1335 and request “Sunoco Logistics Partners Earnings Call, Conference Code 30560781”. This event may also be accessed by a webcast, which will be available at www.sunocologistics.com. A number of presentation slides will accompany the audio portion of the call and will be available to be viewed and printed shortly before the call begins. Individuals wishing to listen to the call on the Partnership’s web site will need Windows Media Player, which can be downloaded free of charge from Microsoft or from Sunoco Logistics Partners’ conference call page. Please allow at least fifteen minutes to complete the download.

Audio replays of the conference call will be available for two weeks after the conference call beginning approximately two hours following the completion of the call. To access the replay, dial 1-800-642-1687. International callers should dial 1-706-645-9291. Please enter Conference ID #30560781.

Sunoco Logistics Partners L.P. (NYSE: SXL), headquartered in Philadelphia, is a master limited partnership formed to acquire, own and operate refined product and crude oil pipelines and terminal facilities. The Eastern Pipeline System consists of approximately 1,800 miles of primarily refined product pipelines and interests in four refined products pipelines, consisting of a 9.4 percent interest in Explorer Pipeline Company, a 31.5 percent interest in Wolverine Pipe Line Company, a 12.3 percent interest in West Shore Pipe Line Company and a 14.0 percent interest in Yellowstone Pipe Line Company. The Terminal Facilities consist of 9.2 million shell barrels of refined product terminal capacity and 21.6 million shell barrels of crude oil terminal capacity (including 14.7 million shell barrels of capacity at the Texas Gulf Coast Nederland Terminal). The Western Pipeline System consists of approximately 3,700 miles of crude oil pipelines, located principally in Oklahoma and Texas, a 55.3 percent interest in Mid-Valley Pipeline Company, a 43.8 percent interest in the West Texas Gulf Pipe Line Company and a 37.0 percent interest in the Mesa Pipe Line System. For additional information visit Sunoco Logistics’ web site at www.sunocologistics.com.

Although Sunoco Logistics Partners L.P. (the “Partnership”) believes that the assumptions underlying these statements are reasonable, investors are cautioned that such forward-looking statements are inherently uncertain and necessarily involve risks that may affect the Partnership’s business prospects and performance causing actual results to differ from those discussed in the foregoing release. Such risks and uncertainties include, by way of example and not of limitation: whether or not the transactions described in the foregoing news release will be cash flow accretive; increased competition; changes in demand for crude oil and refined products that we store and distribute; changes in operating conditions and costs; changes in the level of environmental remediation spending; potential equipment malfunction; potential labor issues; the legislative or regulatory environment; plant construction/repair delays; nonperformance by major customers or suppliers; and political and economic conditions, including the impact of potential terrorist acts and international hostilities. These and other applicable risks and uncertainties have been described more fully in the Partnership’s Form 10-Q filed with the Securities and Exchange Commission on October 31, 2007. The Partnership undertakes no obligation to update any forward-looking statements in this release, whether as a result of new information or future events.

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